EXHIBIT 10.17.11
CONFIDENTIAL TREATMENT REQUESTED
EXECUTION COPY
SEARCH REVENUE SHARING ADDENDUM NO. 3
TO
SYNACOR MASTER SERVICES AGREEMENT
     This Search Revenue Sharing Addendum (this “Addendum No. 3”) dated this 26th day of October, 2005 is by and between Synacor, Inc. (“Synacor”) and ACC Operations, Inc. (“Client”) (individually, a “Party” and, together, the “Parties”), and, together with the Search Revenue Sharing Addendum No. 2 (“Addendum No. 2”) dated October 26, 2005 by and between the Parties, supplements and amends the Master Services Agreement dated July 13, 2004 by and between the Parties, including any schedules, attachments, exhibits, addenda, amendments or riders attached thereto (collectively, the “Agreement”) by establishing the terms and conditions by which the Parties will work together to facilitate the delivery of Internet “yellow pages” search related services to Client’s Users. Except to the extent expressly modified herein, all of the terms and conditions of the Agreement shall apply to this Addendum No. 3. If any provision of this Addendum No. 3 conflicts with a provision of the Agreement, the provisions of this Addendum No. 3 shall control. Capitalized terms used but not defined in this Addendum No. 3 shall have the meanings ascribed to them in the Agreement. Notwithstanding anything in the Agreement or this Addendum No. 3 to the contrary, for purposes of determining Synacor’s obligations and liabilities in connection with the Search Services (as defined herein) provided pursuant to this Addendum no. 3, such Search Services shall be deemed a “Synacor Sourced Service.”
1. Definition of Yellow Pages Search Services and Selection of Yellow Pages Search Services Provider. Synacor shall, through its agreement with [*], (the “Yellow Pages Search Services Provider”), provide to Users links in response to Internet searches generated from the specific search box entitled “Yellow Pages” hosted by [*] (the “Yellow Pages Search Services”) appearing and/or accessible on pages within customer’s Client Branded Portal (collectively, the “Pages”).
     a. Operation of Search Services. Each time a User enters a search request in the Yellow Pages search box on a Page (a “Yellow Pages Query”), Synacor shall return to such User a set of results in response to such query (the “Yellow Pages Sites”), which Yellow Pages Sites may be accompanied by PFP Ads (as defined herein). For purposes hereof, “PFP Ads” means pay-for-performance advertising provided by the Yellow Pages Search Services Provider that are (i) compensated advertising listings that appear on a Yellow Pages Site in response to a keyword query entered by a User, and (ii) sold on a cost per “click” basis,
     b. Hosting and Control. At all times during the Services Term (as defined below), Synacor shall: (i) host and maintain any and all Pages that comprise the Yellow Pages Sites; (ii) maintain complete technical and editorial control of the Yellow Pages Sites; and (iii) act as the intermediary for all transmissions between the Yellow Pages Search Services Provider and the Yellow Pages Sites (i.e., any editing of, or additions to, the Yellow Pages. Sites that Adelphia desires to implement must be provided to, and agreed upon by, Synacor).

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2. Disclaimers. Client understands and agrees that the Yellow Pages Search Services Provider shall not be liable for any damages, whether direct, indirect, incidental or consequential, arising from the content displayed on, or accessed via, any Yellow Pages Site and/or any User’s access to, or use of, the Yellow Pages Search Services provided pursuant to this Addendum No. 3.
3. No Warranties. Client understands and agrees that the Yellow Pages Search Services Provider makes no warranties, express or implied, with respect to the Yellow Pages Search Services, including, without limitation, warranties of merchantability, fitness for a particular purpose, and non-infringement.
4. Client Not Third Party Beneficiary. Client expressly acknowledges and agrees that Client is not a third party beneficiary under any agreement between Synacor and the Yellow Pages Search Services Provider.
5. Fees and Payment Terms.
     a. Yellow Pages Search Services. At no time during the Services Term shall Client be required to pay a fee or charge to Synacor or the Yellow Pages Search Services Provider for the Yellow Pages Search Services provided hereunder.
     b. Ad Revenues; Revenue Share. Synacor shall pay Client [*] of Net PFP Revenue (as defined herein) (“Client’s Revenue Share”). For purposes hereof, “Net PFP Revenue” means gross revenue received by Synacor from PFP Click-Throughs (as defined herein), less only direct, out-of-pockets costs and expenses relating to the Yellow Pages Search Services owed by Synacor to CitySearch, or retained by CitySearch, [*], without the prior, written consent of Client. For purposes hereof, “PFP Click-Through” means the act of a User “clicking” on a PFP Ad displayed on a Page and being transported to the pertinent advertiser’s web site or profile page featuring the pertinent advertiser’s web- based information.
     c. Payment of Client’s Revenue Share. Within [*] days after the end of each calendar quarter throughout the Services Term, Synacor shall provide Client with financial reporting statistics for all PFP Click-Throughs from the integrations of PFP Ads on the Client Branded Portal during such calendar quarter, together with Client’s Revenue Share for such calendar quarter.
     d. Non-Qualifying Ads. Notwithstanding anything in this Section to the contrary, Synacor shall not be liable for payment in connection with: (i) any amounts which result from invalid queries, or invalid impressions of (or clicks on) ads, generated by any person, hot, automated program or similar device, including, without limitation, through any fraudulent act, as reasonably determined by Synacor; and (ii,) ads that advertise the Yellow Services Search Services Provider products or services (collectively, “Non-Qualifying Ads”). The number of queries, and impressions of and clicks on ads, as reported by the Yellow Pages Search Services Provider, shall be the number used in calculating payments hereunder.

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6. Term. This Addendum No. 3 will become effective on November 15, 2004 and shall expire on June 30, 2006 (the “Initial Term”), or earlier, upon (a) sixty (60) days’ prior written notice from either Party to the other Party, with or without cause, or upon the expiration or earlier termination of the Agreement, and may be renewed by the Parties only upon a definitive written agreement signed by both of the Parties (the term of any such renewal being referred to as the “Renewal Term”). For purposes of the Agreement, the Initial Term, together with any Renewal Term, if any, may also be referred to as the “Services Term.”
The foregoing is hereby agreed and accepted by:

SYNACOR, INC.			ACC OPERATIONS, INC.

By:	/s/ Robert S. Rusak		By:	/s/ Carl Leuschner
	Name:	ROBERT S. RUSAK		Name:	Carl Leuschner
	Title:	CFO		Title:	VP — HSI
Date:	10/26/05		Date:	10/26/05

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